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Exhibit 3.10

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY
OPERATING AGREEMENT OF MARQUEZ ENERGY, LLC

        This Second Amended and Restated Limited Liability Company Operating Agreement (this "Agreement") of Marquez Energy, LLC, a limited liability company (the "Company"), is adopted, executed, and agreed to by Virginia Properties, Inc., an Illinois corporation (the "Sole Member"), effective as of March 21, 2005. This Agreement supersedes and replaces that certain Amended and Restated Operating Agreement of Marquez Energy, LLC, dated January 1, 2004, as amended.

        1.     Name. The name of the limited liability company is "Marquez Energy, LLC."

        2.     Purpose. The Company was formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Colorado Limited Liability Company Act, Section 7-80-101 et seq. Colo. Rev. Stat., as amended (the "Act").

        3.     Powers. The Company has all of the powers of a limited liability company set forth in the Act.

        4.     Principal Office. The initial principal office of the Company is at 370 17th Street, suite 3260, Denver, CO 80202, but the Manager may cause the Company to maintain offices wherever the business of the Company may require.

        5.     Registered Agent and Registered Office. The Company will continuously maintain in the State of Colorado a registered office and a registered agent whose business office is identical with the registered office. The initial registered office and the initial registered agent are specified in the Articles of Organization. The Company may change its registered office, its registered agent, or both, upon filing a statement as specified by the Act.

        6.     Member. The entity named in the preamble to this Agreement is the Sole Member of the Company.

        7.     Disregarded Entity. The Company shall be a disregarded entity for federal income tax purposes for so long as it has a single owner.

        8.     No Interest on Capital Contributions. The Company will not pay any interest on capital contributions or any other funds contributed to the Company or distributed or distributable by the Company under this Agreement.

        9.     Profits and Losses. All income, gains, losses, deductions and credits of the Company will be allocated to the Sole Member.

        10.   Distributions. Distributions, if any, will be made to the Sole Member at the times and in the amounts, if any, determined by the Manager.

        11.   Management. The business and affairs of the Company will be managed by the a single manager ("Manager"). The initial Manager shall be Timothy Marquez, and any successor Manager shall be selected by Venoco, Inc., a Delaware corporation. The Manager shall serve at the pleasure of Venoco, Inc. The Manager shall have the sole, exclusive and unlimited authority, power and responsibility for all management, operating other decisions with respect to the activities of the Company. The Manager is expressly authorized to execute such security agreements, mortgages, deeds of trust, credit agreements and guarantees of third-party indebtedness on behalf of the Company as the Manager in his sole discretion deems advisable.

        12.   Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts, obligations and liabilities of the Company, and neither the Manager nor the Sole Member will be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Manager or Sole Member of the Company.

        13.   Exculpation and Indemnification.

          13.1 Exculpation. The Manager will not be liable to the Company or to any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Manager in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Manager by this Agreement, except that the Manager will be liable for any such loss, damage or claim incurred by reason of the Manager's fraud or willful misconduct.

          13.2 Indemnification. To the full extent permitted by the Act, the Manager will be entitled to indemnification from the Company for any loss, damage or claim incurred by the Manager in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Manager by this Agreement, except that the Manager will not be entitled to be indemnified in respect of any loss, damage or claim incurred by the Manager by reason of fraud or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 13.2 will be provided exclusively out of and to the extent of Company assets, and the Sole Member shall have no personal liability on account of this Section 13.2.

        14.   Dissolution Events. The Company will dissolve, and its affairs shall be wound up, only upon the written agreement of the Sole Member and the Manager.

        15.   Winding Up.

          15.1 Method. Upon the dissolution of the Company, the Sole Member or the Sole Member's designee will wind up the Company.

          15.2 Proceeds. The proceeds of liquidation of the assets of the Company distributable upon a dissolution and winding up of the Company will be applied in the following order of priority:

            (a)   first, to the creditors of the Company in the order of priority provided by law, in satisfaction of all liabilities and obligations of the Company (of any nature whatsoever, including, without limitation, fixed or contingent, matured or unmatured, legal or equitable, secured or unsecured), whether by payment or the making of reasonable provision for payment of those liabilities and obligations; and

            (b)   thereafter, to the Sole Member.

        16.   Miscellaneous.

          16.1 Severability. Each provision of this Agreement will be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

          16.2 Governing Law. This Agreement and all rights and remedies hereunder will be governed by, and construed under, the laws of the State of Colorado, without regard to the conflicts of laws of that state.

          16.3 Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by both the Sole Member and the Manager.

          16.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one instrument.

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        IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date and year first above written.

MANAGER:
/s/ TIMOTHY MARQUEZ Timothy Marquez
SOLE MEMBER:
VIRGINIA PROPERTIES, INC.
By:	/s/ MICHAEL J. TUCHMAN Michael J. Tuchman, President

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SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF MARQUEZ ENERGY, LLC